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                                                                     Exhibit 5.1



                    Venable, Baetjer, Howard & Civiletti, LLP
                            1201 New York Avenue, NW
                                   Suite 1000
                              Washington, DC 20005


                                  July 6, 2001


Celsion Corporation
10220-I Old Columbia Road
Columbia, Maryland 21046

        Re:    Registration for Resale of 1,143,479 Shares
               of Common Stock for Resale on Form S-3
               ------------------------------------------

Ladies and Gentlemen:

        We have acted as counsel to Celsion Corporation, a Delaware corporation (the "Registrant"), in connection with a registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") this day pursuant to the Securities Act of 1933, as amended (the "Securities Act"), pertaining to the registration of 1,143,479 shares of common stock, par value $0.01 per share, of the Registrant (the "Shares") for resale by certain securityholders of the Registrant named in the Registration Statement (collectively, the "Selling Stockholders").

        This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act.

        In connection with this opinion, we have considered such questions of law as we have deemed necessary as a basis for the opinion set forth below, and we have examined or otherwise are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following:

        1.      the Registration Statement;

        2. the Certificate of Incorporation and Bylaws, as amended, of the Registrant, as currently in effect;

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Celsion Corporation
July 6, 2001
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        3.      that certain Investment Banking Agreement dated January 17, 2001 between M. H. Meyerson & Co., Inc. and the Registrant (the "Investment Banking Agreement");

        4. with regard to certain warrants issued by the Registrant to DunnHughes, Holdings, Inc. ("DunnHughes"):

                a. Warrant Certificate No. 251 dated September 23, 1997 to purchase 150,000 Shares;

                b. Warrant Certificate No. 252 dated September 1, 1997 to purchase 50,000 Shares;

                c. Warrant Certificate No. 253 dated December 1, 1997 to purchase 50,000 Shares;

                d. Warrant Certificate No. 254 dated March 1, 1998 to purchase 50,000 Shares;

                e. Warrant Certificate No. 255R dated November 20, 1996 to purchase 25,000 Shares;

                f. Warrant Certificate No. 256R dated February 20, 1997 to purchase 25,000 Shares;

                g. Warrant Certificate No. 257 dated May 20, 1997 to purchase 25,000 Shares; and

                h. Warrant Certificate No. 258 dated August 20, 1997 to purchase 25,000 Shares;

        5. letters from DunnHughes dated June 8, 2001 proposing to transfer each of the Warrants listed in items 4.a. through 4.h.above (collectively, the "Series 250 Warrants") in equal numbers to Howard M. Dunn and John H. Conyack, the officers and principal stockholders of DunnHughes, such that Howard Dunn would own warrants to purchase 200,000 Shares and John Conyack would own warrants to purchase 200,000 Shares as a result of the transfers;

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Celsion Corporation
July 6, 2001
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        6.      Selling Stockholder Questionnaires and Notices from Howard M.
Dunn and John H. Conyack, dated June 6, 2001;

        7. that certain Warrant Certificate No. 301 dated December 31, 1996 issued to Nace Resources, Inc. to purchase Common Stock of the Registrant (the "Series 300 Warrant" and, together with the Series 250 Warrants, the "Warrants");

        8. certain resolutions of the Board of Directors of the Registrant relating to the Shares, Investment Banking Agreement, the Warrants and the transactions described by the Registration Statement; and

        9. such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed by parties other than the Registrant, its directors and officers, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. In rendering the opinions set forth below, we have assumed that the Registrant has received or will receive the entire amount of the consideration contemplated by the resolutions of the Board of Directors of the Registrant authorizing the Investment Banking Agreement, the Warrants and the issuance and sale of the Shares. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrant and others.

        We have also assumed that the Registrant shall have sufficient authorized and unissued shares of Common Stock available at the time of each issuance of Shares and that the relevant provisions of the Certificate of Incorporation and Bylaws of the Registrant and the Delaware General Corporation Law in effect at the time of issuance of any of the Shares will not differ in any relevant respect from the analogous provisions of

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Celsion Corporation
July 6, 2001
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the Certificate of Incorporation and Bylaws of the Company and the Delaware
General Corporation Law in effect as of the date of this opinion and that no additional relevant provisions shall have been added subsequent to the date hereof.

        Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and that when issued, delivered and paid for in accordance with the terms of the Investment Banking Agreement, the Series 250 Warrants or the Series 300 Warrant, as the case may be, such Shares will be validly issued, fully paid and nonassessable.

        This letter expresses our opinion with respect to the Delaware General Corporation Law (without regard to the principles of conflict of laws thereof) governing matters such as due organization and the authorization and issuance of stock as in effect as of the date hereof. It does not extend to the securities or "blue sky" laws of any jurisdiction, to federal securities laws or to any other laws and we do not express any opinion as to the effect of any other laws on the opinions stated herein. We assume no obligation to update the opinions set forth herein.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the prospectus that forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations of the Commission.

                                  Very truly yours,

                                  /s/ Venable, Baetjer, Howard, & Civiletti, LLP